Exhibit 5.1

633 Seventeenth Street, Suite 3000, Denver, CO 80202-3622
Telephone:  303.297.2900   Fax:  303.298.0940   www.shermanhoward.com

December 6, 2019

QVC, Inc.

1200 Wilson Drive

West Chester, Pennsylvania 19380

Re:                             QVC, Inc.

Registration Statement on Form S-3

We have acted as special counsel to QVC, Inc., a Delaware corporation (the “Issuer”), and the guarantors listed on Schedule I hereto (the “Guarantors,” and together with the Issuer, the “Credit Parties”), in connection with the public offering of $65,250,000 in aggregate principal amount of the Issuer’s 6.250% Senior Secured Notes due 2068 (the “Option Notes”). The Option Notes will be issued under the Company’s Indenture, dated September 13, 2018 (the “Base Indenture”) between the Credit Parties and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Second Supplemental Indenture, dated November 26, 2019 (together with the Base Indenture, the “Indenture”) between the Credit Parties and the Trustee, as contemplated by the Underwriting  Agreement, dated November 19, 2019 (the “Underwriting Agreement”), between the Credit Parties and BofA Securities, Inc., Morgan Stanley & Co. LLC, RBC Capital Markets, LLC, UBS Securities LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters (collectively, the “Underwriters”). This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with this opinion letter, we have examined: (1) the Registration Statement on Form S-3 (File No. 333-233799) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act (the “Registration Statement”), which Registration Statement includes the base prospectus dated as of October 3, 2019; (2) the Prospectus Supplement, dated November 19, 2019, filed in definitive form by the Company with the Commission on November 21, 2019, pursuant to Rule 424(b) of the Securities Act (the “Prospectus Supplement”); (3) the Underwriting  Agreement; (4) the Indenture; (5) the Form T-1 of the Trustee to be filed with respect to the Option Notes; (6) the form of the Option Notes and related Notations of Guarantee; (7) the organizational documents of the Credit Parties; and (8) certain resolutions adopted by the board of directors or other governing bodies of the Credit Parties relating to the issuance of the Option Notes and related Notations of Guarantee, the Indenture and related matters. We have also examined such records of the Credit Parties and such agreements, certificates of public officials, certificates of officers or other representatives of the Credit Parties and others, and such other documents, certificates and records as we have deemed necessary to enable us to state the opinions expressed below.

In our examination, we have assumed the legal capacity and competency of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such documents. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Credit Parties, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents, and the validity and binding effect on such parties. We have also assumed, without investigation, that the Option Notes and related Notations of Guarantee will be in substantially the form attached to the Indenture and that any information omitted from such form will be properly added. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Credit Parties.

In expressing the opinions set forth below, to the extent such opinions involve matters of North Carolina law, we have, with your consent and without any independent investigation, relied solely and completely on the opinion of Womble Bond Dickinson, dated the date hereof and to be filed as Exhibit 5.2 to the Registration Statement (the “North Carolina Opinion”). In expressing the opinions set forth below, to the extent such opinions involve matters of Texas law, we have, with your consent and without any independent investigation, relied solely and completely on the opinion of Jackson Walker L.L.P., dated the date hereof and to be filed as Exhibit 5.3 to the Registration Statement (the “Texas Opinion”).

Our opinions are limited to matters governed by the laws of the State of New York, the General Corporation Law of the State of Delaware, the Delaware Limited Liability Company Act, the Delaware Revised Uniform Limited Partnership Act and the federal laws of the United States that, in our experience, are normally applicable to transactions of the type contemplated by the offer of Option Notes and, to the extent that we have relied upon the North Carolina Opinion and the Texas Opinion, the laws of the State of North Carolina and the laws of the State of Texas, respectively. We express no opinion as to the application of the laws of any other jurisdiction or the securities or blue sky laws of the various states to the offer of Option Notes.

Based upon the foregoing and subject to our stated assumptions, qualifications and limitations, in our opinion, when the Option Notes (in the form examined by us) have been duly executed and authenticated in accordance with the terms of the Indenture and have been issued and delivered to the Underwriters against payment therefor in accordance with the terms of the Underwriting Agreement, the Option Notes will constitute valid and binding obligations of the Issuer and the related Notations of Guarantee of the Option Notes by the Guarantors will constitute valid and binding obligations of the Guarantors, enforceable against the Issuer and the Guarantors, respectively, in accordance with their terms, except (1) our opinion is subject to the effect of applicable bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent transfer, and other similar laws affecting the rights and remedies of creditors generally, and (2) our opinion is subject to the effect of equitable, constitutional and public policy limitations, including, without limitation, limitations on the availability of equitable remedies and concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

We hereby consent to (i) the filing of this opinion with the Commission as an exhibit to the Issuer’s Current Report on Form 8-K, dated December 6, 2019, (ii) the incorporation by reference of this opinion into the Registration Statement, and (iii) the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Sherman & Howard L.L.C.

Schedule I

List of Guarantors

Subsidiary Guarantor	State or Other Jurisdiction of Incorporation or Organization
Affiliate Investment, Inc.	Delaware
Affiliate Relations Holdings, Inc.	Delaware
AMI 2, Inc.	Delaware
AST Sub, Inc.	Delaware
ER Marks, Inc.	Delaware
Home Shopping Network En Espanol, L.L.C.	Delaware
Home Shopping Network En Espanol, L.P.	Delaware
H.O.T. Networks Holdings (Delaware) LLC	Delaware
HSN, Inc.	Delaware
HSNi, LLC	Delaware
HSN Holding LLC	Delaware
HSN of Nevada LLC	Delaware
Ingenious Designs LLC	Delaware
NLG Merger Corp.	Delaware
QVC Deutschland GP, Inc.	Delaware
QVC Rocky Mount, Inc.	North Carolina
QVC San Antonio, LLC	Texas
QVC Global Holdings I, Inc.	Delaware
QVC Global Holdings II, Inc.	Delaware
Ventana Television Holdings, Inc.	Delaware
Ventana Television, Inc.	Delaware